Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Vital Images, Inc. of our report dated March 2, 2005 relating to the consolidated financial statements and of our report dated April 29, 2005 relating to management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting which appear in such Registration Statement.  We also consent to the reference to us under the heading “Experts” in such Registration Statement.

PricewaterhouseCoopers LLP

Minneapolis, Minnesota
June 15, 2005